FOR:	Education Management Corporation
COMPANY CONTACT:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management Corporation Reports Fiscal 2010 Third Quarter Results

Pittsburgh, PA, May 5, 2010 — Education Management Corporation (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2010. Net revenues were $667.9 million, an increase of 24.7% as compared to the third quarter of the prior fiscal year. Net income was $84.6 million, or $0.59 per diluted share. Excluding expenses incurred in connection with (i) our repurchase of $21.4 million of our senior subordinated notes (“debt repurchase”); (ii) a recently completed corporate restructuring; and (iii) the reversal of a material uncertain tax position liability, net income would have been $71.7 million, an increase of 62.4% from the quarter ended March 31, 2009, or $0.50 per diluted share.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, “we are pleased with this quarter’s reported results. We continue to see strong demand for our academic programs across each of our education systems. Our success is driven by a strong commitment to academic excellence and student and graduate success. We strive to ensure our students learn and develop the necessary competencies to be successful in their field of choice.”

Financial Highlights

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Net revenues for the three months ended March 31, 2010 increased 24.7% to $667.9 million, compared to $535.4 million for the same period a year ago. This increase was primarily driven by a 22.4% increase in January student enrollment.

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Reported net income for the third quarter of fiscal 2010 was $84.6 million, or $0.59 per diluted share, compared to net income of $44.1 million, or $0.37 per diluted share, for the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 24.8% to $170.3 million in the third quarter of fiscal 2010.

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Excluding $2.5 million of expenses related to our debt repurchase and corporate restructuring costs of $5.7 million as well as a $17.9 million benefit from the reversal of an uncertain tax position liability, net income for the three months ended March 31, 2010 grew 62.4% to $71.7 million, or $0.50 per diluted share while EBITDA increased 29.1% to $176.1 million in the third quarter of fiscal 2010. The increase in EBITDA is primarily due to higher student enrollment.

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At March 31, 2010, cash and cash equivalents were $472.6 million as compared to $363.3 million at June 30, 2009. There were no outstanding borrowings under the revolving credit facility at March 31, 2010 as compared to $100.0 million outstanding at June 30, 2009, all of which was repaid on July 1, 2009.

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Cash flow from operations for the nine-month period ended March 31, 2010 was $340.2 million. Excluding the management agreement termination fee and debt tender offer fees and other costs paid during the second and third quarters of fiscal 2010, cash flow from operations for the nine-month period ended March 31, 2010 was $370.7 million compared to $314.9 million in the prior year period. This increase in operating cash flows as compared to the prior year period was primarily related to improved operating performance and the reduction in interest payments resulting from the debt repurchases.

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On a cash-basis, capital expenditures were $119.8 million, or 6.4% of net revenues, for the nine months ended March 31, 2010 compared to $98.0 million, or 6.6% of net revenues, in the same period in the prior year.

Student Enrollment

At the start of the current April quarter, total enrollment at our schools was approximately 139,600 students, a 22.1% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 20.6% to approximately 137,900 students. The number of students enrolled in fully online programs increased 49.8% to over 36,900 students.

	2010	2009	Percentage
	April	April	Change
Total enrollment	139,600	114,300	22.1%

Same-school enrollment(1)	137,900	114,300	20.6%

Students enrolled in fully online programs	36,900	24,600	49.8%

(1) Schools with enrollment for one year or more

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Fiscal 2010 Guidance – 4th Quarter

For the fourth quarter of fiscal 2010, net income, EBITDA and diluted earnings per share are expected to be between $41 million and $44 million, $127 million and $132 million, and $0.29 and $0.31, respectively.

Fiscal 2010 Guidance – Annual

Capital expenditures are projected to be approximately 7.0% of net revenues, compared to 7.5% of net revenues in fiscal 2009.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles (GAAP).  For an explanation of EBITDA and EBITDA excluding expenses related to our initial public offering (“IPO”), debt repurchase, restructuring and tax reversal, and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2010 third quarter on Wednesday, May 5, 2010 at 5:00 p.m. (Eastern Time). Those wishing to participate in this call should dial 480-629-9643 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the internet at www.edmc.com.  A replay of the conference call will be available at www.edmc.com for up to one year.

About Education Management

Education Management (www.edmc.com), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 98 locations in 30 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements related to the Company’s future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Cautionary statements identifying certain factors, but not all factors, that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL THIRD QUARTER
(Dollars in millions, except earnings per share) (Unaudited)

	For the three months ended March 31,			For the nine months ended March 31,
	2010	2009	% change	2010	2009	% change
Net revenues	$667.9	$535.4	24.7%	$1,857.8	$1,491.9	24.5%

Costs and expenses:
Educational services (1)(5)	323.1	268.5	20.4%	934.1	787.6	18.6%
General and administrative (2)(6)	174.5	129.3	34.9%	491.6	370.0	32.9%
Management fees paid to affiliates (7)	0.0	1.2	n/m	32.1	3.8	n/m
Depreciation and amortization	30.7	28.8	6.4%	88.9	83.0	7.1%
Total costs and expenses	528.3	427.8	23.5%	1,546.7	1,244.4	24.3%

Income before interest, loss on early retirement of debt and income taxes	139.6	107.6	29.8%	311.1	247.5	25.7%
Interest expense, net	27.9	37.4	(25.3)%	94.7	116.0	(18.4)%
Loss on early retirement of debt (3)(8)	2.4	0.0	n/m	47.2	0.0	n/m

Income before income taxes	109.3	70.2	55.7%	169.2	131.5	28.7%
Provision for income taxes (4)	24.7	26.1	(5.3)%	48.6	48.4	0.5%

Net income	$84.6	$44.1	91.7%	$120.6	$83.1	45.1%

Diluted earnings per share	$0.59	$0.37	59.5%	$0.89	$0.69	29.0%
Weighted average number of diluted shares outstanding (000’s)	143,936	119,770		135,675	119,769

(1) Includes bad debt expense of $28.0 million and $17.8 million in the three month periods presented and $78.6 million and $52.8 million in the nine month periods presented.

In both the three and nine month periods, the statement of operations above includes costs incurred in the fiscal third quarter of 2010 associated with the restructuring and debt repurchase as well as the reversal of uncertain tax position liabilities, as follows:
(2)	Restructuring costs of $5.7 million and $0.1 million in tender offer costs
(3)	Acceleration of deferred financing fees of $0.3 million, and a premium of $2.1 million paid to repurchase the senior subordinated notes
(4)	Reversal of $17.9 million of uncertain tax position liabilities, interest and other indirect benefits related to the fiscal 2006 period

In the nine month period, the statement of operations above includes $90.5 million of costs incurred in the fiscal second quarter of 2010 associated with the IPO and debt repurchase, as follows:
(5)	Previously deferred stock-based compensation costs of $2.2 million
(6)	Previously deferred stock-based compensation costs of $13.0 million and $0.9 million in tender offer and other costs
(7)	Management agreement termination fee of $29.6 million
(8)	Acceleration of deferred financing fees of $5.3 million, and a premium of $39.5 million paid to repurchase the senior subordinated notes

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED CASH FLOW STATEMENT DATA – FISCAL THIRD QUARTER
(Dollars in millions) (Unaudited)

	For the nine months ended March 31,
	2010	2009	% change
Net cash flows provided by operations	$340.2	$314.9	8.0%
Depreciation and amortization	88.9	83.0	7.1%
Capital expenditures (1)	(119.8)	(98.0)	(22.3)%
(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA – FISCAL THIRD QUARTER
(Dollars in millions) (Unaudited)

	As of March 31,
	2010	2009
Cash and cash equivalents	$472.6	$525.7
Current assets	715.4	706.7
Total assets	4,479.5	4,350.2
Revolving credit facility	-	180.0
Other current liabilities	528.2	458.1
Long-term debt (including current portion)	1,541.8	1,891.7
Shareholders’ equity	2,022.4	1,452.5

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures
EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, loss on early retirement of debt, taxes and depreciation and amortization, including amortization of intangible assets.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends, because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company, depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  We also presented net income, cash flow from operations and EBITDA after adjusting for expenses related to the IPO, debt repurchase, restructuring and tax reversal incurred in the second and third fiscal quarters which also are non-GAAP financial measures.  Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s performance without giving effect to these expenses and tax reversal, which do not reflect the day-to-day operations of the company.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended March 31,			For the nine months ended March 31,
	2010	2009	% change	2010	2009	% change
Net income	$84.6	$44.1	91.7%	$120.6	$83.1	45.1%

Net interest expense	27.9	37.4	(25.3)%	94.7	116.0	(18.4)%
Loss on early retirement of debt	2.4	0.0	n/m	47.2	0.0	n/m
Income tax expense	24.7	26.1	(5.3)%	48.6	48.4	0.5%
Depreciation and amortization	30.7	28.8	6.4%	88.9	83.0	7.1%
EBITDA	$170.3	$136.4	24.8%	$400.0	$330.5	21.0%

Management agreement termination fee	—	—	n/m	29.6	—	n/m
Previously deferred stock-based compensation costs	—	—	n/m	15.2	—	n/m
Restructuring charge	5.7	—	n/m	5.7	—	n/m
Tender offer, legal and other costs	0.1	—	n/m	1.0	—	n/m
EBITDA excluding expenses related to initial public offering (IPO), debt repurchase and restructuring	$176.1	$136.4	29.1%	$451.5	$330.5	36.6%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Net Income to Net Income Excluding Certain Expenses
(Dollars in millions) (Unaudited)

	For the three months ended March 31,
	2010	2009	% change
Net income, as reported	$84.6	$44.1	91.7%

Restructuring charge, net of tax	3.4	—	n/m
Loss on early retirement of Debt, net of tax	1.6	—	n/m
Reversal of uncertain tax position liabilities	(17.9)	—	n/m
Net income, excluding certain expenses	$71.7	$44.1	62.4%

Reconciliation of Cash Flow from Operations to Cash Flow from Operations
Excluding Certain Expenses
(Dollars in millions) (Unaudited)

	For the nine months ended March 31,
	2010	2009	% change
Cash flow from operations, as reported	$340.2	$314.9	8.0%

Payment of management agreement termination fee	29.6	—	n/m
Payment of tender offer and other costs	0.9	—	n/m
Cash flow from operations, excluding certain expenses	$370.7	$314.9	17.7%

Reconciliation of Fiscal 2010 Guidance of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2010 Guidance – 4th Quarter
	For the three months ending June 30, 2010
	Low End	High End
Earnings per diluted share	$0.29	$0.31

Net income	$41	$44

Net interest expense	$28	$28
Income tax expense	27	29
Depreciation and amortization	31	31
EBITDA	$127	$132